As filed with the Securities and Exchange Commission on February 19, 2008
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-42061)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Business Objects S.A.
(Exact Name of Registrant as Specified in Its Charter)

The Republic of France	157-159 rue Anatole France,	98-0355777
(State or other jurisdiction of	92300 Levallois-Perret, France	(I.R.S. Employer
incorporation or organization)	+33 1 41 25 21 21	Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
1994 Stock Option Plan, as amended
(Full title of the plan)

James R. Tolonen
Chief Financial Officer
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, CA 95134
(408) 953-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David D. Kennedy, Esq. General Counsel c/o Business Objects Americas 3030 Orchard Parkway San Jose, CA 95134 (408) 953-6000	John T. Sheridan, Esq. Julia Reigel, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

RECENT EVENTS: DEREGISTRATION
     The Registration Statement on Form S-8 (Registration No. 333-42061) (the “Registration Statement”) of Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Business Objects”), pertaining to the registration of 1,000,000 shares of Business Objects American depositary shares (“ADS”) or the Ordinary Shares represented by such ADSs for the following equity incentive plan: 1994 Stock Option Plan, as amended, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on December 11, 1997. On December 11, 1997, the Securities and Exchange Commission declared the Registration Statement effective.
     Pursuant to a Tender Offer Agreement dated October 7, 2007, as amended, between SAP AG, an Aktiengesellschaft organized under the laws of Germany (“SAP”) and Business Objects, SAP or its subsidiary, SAP France S.A., a société anonyme organized under the laws of the Republic of France (“SAP France”), agreed to acquire all of the outstanding Business Objects shares by means of a tender offer (the “Transaction”). SAP France completed two tender offers, the latter of which expired on January 29, 2008. As of February 5, 2008, SAP France held an aggregate of 95.35% of the outstanding Business Objects shares. As the securities not tendered represented not more than 5% of the share capital of Business Objects, SAP France requested the implementation of a mandatory sale of the remaining outstanding Business Objects Ordinary Shares, ADSs and convertible bonds to SAP France. The mandatory sale concluded on February 18, 2008. At the conclusion of the mandatory sale, Business Objects ordinary shares were delisted from Euronext S.A. and deregistered under French law, and Business Objects ADSs were delisted from the Nasdaq Global Select Stock Market. Business Objects intends to deregister its securities under the Exchange Act.
     As a result of the Transaction, Business Objects has terminated all offerings of ADSs or the Ordinary Shares represented by such ADSs pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Business Objects in the Registration Statement to remove from registration, by means of a post-effective amendment, any ADSs or the Ordinary Shares represented by such ADSs which remain unsold at the termination of the offering, Business Objects hereby removes from registration all ADSs registered under the Registration Statement which remain unsold as of February 19, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on February 15, 2008.

By:	/s/ John G. Schwarz
John G. Schwarz
Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

/s/ John G. Schwarz	Chief Executive Officer and	February 15, 2008
John G. Schwarz	Director (Principal Executive Officer)

/s/ James R. Tolonen	Chief Financial Officer (Principal	February 14, 2008
James R. Tolonen	Accounting and Financial Officer)

/s/ Werner Brandt	Director	February 19, 2008
Dr. Werner Brandt

/s/ Henning Kagermann	Director	February 19, 2008
Professor Dr. Henning Kagermann

/s/ Léo Apotheker	Director	February 19, 2008
Léo Apotheker

Director
Erwin Gunst

/s/ Vishal Sikka	Director	February 19, 2008
Vishal Sikka

Director
Jean-François Heitz

Director
Gerald Held

Director
Kurt Lauk